EXHIBIT 10.2

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2008, by and among International Wire Group, Inc., a Delaware corporation (“IWG”), Omega Wire, Inc., a New York corporation (“Omega Wire”), IWG High Performance Conductors, Inc., a New York corporation (“HPC”), Wire Technologies, Inc., an Indiana corporation (“WTI”), IWG Resources LLC, a Nevada limited liability company (“Resources”), Italtrecce-Societa Italian Trecce Affini S.r.l., an Italian legal entity (“Italtrecce”), International Wire SAS, a French legal entity (“SAS” and, together with IWG, Omega Wire, HPC, WTI, Resources and Italtrecce, the “Employer”), and Glenn J. Holler (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed as Senior Vice President, Chief Financial Officer and Secretary of IWG, Omega Wire, HPC, WTI and Resources and an employee of Italtrecce and SAS;

WHEREAS, Employee and the Employer are parties to the Second Amended and Restated Employment Agreement as of June 30, 2005 (the “Prior Agreement”); and

WHEREAS, the Employer desires to retain the continued employment of Employee as Chief Financial Officer of the Employer and Employee desires to continue such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, Employee and the Employer, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1.	BASIC EMPLOYMENT PROVISIONS.

(a)        Employment and Employment Period. The Employer hereby agrees to continue to employ Employee (such status, hereinafter referred to as the “Employment”) as Senior Vice President, Chief Financial Officer  and Secretary of IWG, Omega Wire, HPC, WTI and Resources and an employee of Italtrecce and SAS (the “Position”), and Employee agrees to continue to be employed by the Employer in such Position for a period (the “Employment Period”) ending on the earlier of the 30th day of June, 2009 (the “Initial Termination Date”) or the date the Employment is terminated pursuant to Section 3 below; provided, however, that unless the Employer or Employee give notice (either as to the Employer’s or Employee’s intent to terminate the Employment) in writing to the other by the June 1st that is at least one (1) year prior to the Initial Termination Date (or if the Employment is not terminated on the Initial Termination Date, by the June 1st that is at least one (1) year prior to any anniversary of the Initial Termination Date (each such anniversary, a “Successive Termination Date”)), this Agreement and the Employment Period hereunder shall automatically extend for an additional one (1) year period from the Initial Termination Date or, if applicable, Successive Termination Date. If notice of intent to terminate the Employment is given pursuant to this Section 1(a), the Employment shall terminate either on the Initial Termination Date or any Successive Termination Date, as applicable. For example, (i) if

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notice to terminate the Employment on the Initial Termination Date pursuant to this Section 1(a) is not given on or before June 1, 2008, the Successive Termination Date shall be June 30, 2010, (ii) if notice to terminate the Employment on the Initial Termination Date pursuant to this Section 1(a) is given on June 1, 2008, the Employment shall terminate on June 30, 2009, (iii) if notice to terminate the Employment on the Successive Termination Date pursuant to this Section 1(a) is not given on or before June 1, 2009, the Successive Termination Date shall be June 30, 2011 or (iv) if notice to terminate the Employment on the Successive Termination Date pursuant to this Section 1(a) is given on June 1, 2009, the Employment shall terminate on June 30, 2010.

(b)        Duties. Employee shall be subject to the direction and supervision of the Chief Executive Officer of the Employer or his designee and shall have those duties and responsibilities which are assigned to him during the Employment Period by the Chief Executive Officer which are consistent with the Position; provided, however, that the Chief Executive Officer shall not assign any greater duties or responsibilities to Employee than are necessary for Employee’s faithful and adequate performance of the duties and responsibilities assigned. The parties expressly acknowledge that Employee shall devote all of Employee’s business time and attention to the transaction of the Employer’s businesses as is reasonably necessary to discharge Employee’s responsibilities hereunder. Employee agrees to perform faithfully the duties assigned to the best of Employee’s ability. The services to be rendered by Employee hereunder shall be rendered primarily in St. Louis, Missouri. If Employee consents, the services may be performed at the principal executive offices of the Employer located outside of the St. Louis area.

2.	COMPENSATION.

(a)        Salary. The Employer shall pay to Employee during the Employment an annual base salary for the services to be rendered by Employee hereunder. The amount of such annual base salary (the “Base Salary”) shall be Two Hundred Ninety-Nine Thousand Nine Hundred Thirty-Six Dollars ($299,936) or such higher amount as may be prescribed by or under the authority of the Compensation Committee of the Board of Directors of IWG (the “Compensation Committee”) or the Board of Directors of IWG (the “Board”). Base Salary shall accrue and be payable in accordance with the payroll practices of the Employer in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

(b)        Bonus. During the Employment Period, Employee shall be eligible to receive an annual bonus (payable by the Employer) in an amount to be determined by the Compensation Committee or Board, in its sole discretion, with a target bonus of fifty-five percent (55%) of Employee’s Base Salary. Such payment, if made, shall be paid no earlier than January 1st and no later than July 15 of the calendar year following the year to which the bonus relates.

(c)        Benefits. During the Employment Period, Employee shall be entitled to such other benefits as are determined by the Compensation Committee or Board, including without limitation, group life, health, executive medical supplement (medical,

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dental and vision) coverage and other insurance generally made available to the Employer’s senior executives and paid vacations of four (4) weeks per year.

(d)        Auto Allowance. During the Employment Period, the Employer shall pay Employee One Thousand Dollars ($1,000.00) per month plus a gross up for federal and state income taxes thereon as an allowance for Employee to own or lease and maintain an automobile. Any gross-up shall be paid no later than the end of the year following the year in which Employee remits the related taxes.

(e)        Limitation on Reimbursements and Provision of In-Kind Benefits. To the extent required by Section 409A of the Internal Revenue Code of 1986, (the “Code”), any arrangement that provides for reimbursement of expenses or the provision of an “in-kind benefit”, including, without limitation, benefits provided under Section 2(c) and reimbursements under Section 2(f) and Section 5 shall (i) not permit a payment or benefit in one taxable year to affect the amounts payable in any other taxable year, (ii) not permit any benefit or payment to be subject to liquidation or exchange for another benefit and (iii) require reimbursements to be made no later than the last day of the year following the year in which the reimbursed expense was incurred.

3.	TERMINATION.

(a)        Death or Disability. The Employment of Employee shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been unable in perform his assigned duties, due to his mental or physical incapacity, for a period of three (3) consecutive months or for any sixty (60) working days out of a six (6) month consecutive period.

(b)        Cause. The Employer may terminate the Employment of Employee for Cause. For the purpose of this Agreement, “Cause” shall mean Employee’s fraud, dishonesty, competition with the Employer, unauthorized use of any of the Employer’s trade secrets or confidential information, or a substantial failure to properly perform the duties assigned to Employee, in the reasonable judgment of the Employer, after giving Employee written notice of such failure and a thirty (30) day period within which to cure such failure and such failure shall remain uncured for a period of thirty (30) days thereafter; and provided further, that if such failure is of such a nature that it cannot be cured within thirty (30) days, then such time period shall be extended for a reasonable additional time if Employee has commenced to cure the breach within said thirty (30) days and diligently proceeds thereafter to effect the cure.. Refusal by Employee to perform services outside of the St. Louis area (i.e., such that Employee shall not be considered to be performing services primarily in the St. Louis area) shall not be considered a reason to terminate Employee for Cause.

(c)        Without Cause. The Employer may terminate the Employment of Employee without Cause.

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(d)        Resignation. Employee may terminate the Employment for any reason. Employee agrees to provide the Board with thirty (30) days’ written advance notice of his resignation of the Employment with the Employer. Such notice shall include Employee’s future employment or self-employment intentions, the identity of the prospective employer and the general nature of the prospective employment or self-employment, if known. The Employer shall continue to pay the then current salary to Employee until the end of such notice period, with each such payment hereby designated a separate payment. In the event of Employee’s resignation, Employee also agrees to participate in an exit interview conducted by a member of the personnel department of the Employer and/or by a representative of the Employer at the time of or prior to the termination of the Employment with the Employer.

4.	COMPENSATION UPON TERMINATION.

(a)        Death or Disability. If the Employment of Employee is terminated pursuant to the provisions of Section 3(a) above, the Employment Period shall terminate, and no further compensation shall be payable to Employee other than (i) any earned but unpaid Base Salary through the date the Employment is terminated and (ii) the benefits, if any, due under any employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs. In addition, following Employee’s death or subject to Employee’s compliance with Sections 7, 8 and 10 below in the case of Employee’s disability, Employer shall pay or provide, as applicable, to Employee or Employee’s estate, heirs or beneficiaries, during the period of twelve (12) months from the date the Employment of Employee terminates Employee’s then current Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment.

(b)        Termination for Cause; Resignation by Employee; Termination Following Expiration. If the Employment of Employee is terminated for Cause or if Employee resigns the Employment or if the Employment terminates following expiration of this Agreement pursuant to a notice of termination by either party as provided in Section 1(a), no further compensation shall be paid to Employee after the date of termination other than (i) any earned but unpaid Base Salary through the date the Employment is terminated and (ii) the benefits, if any, due under any other employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs. Employee shall continue to be bound by Sections 7, 8 and 10.

Notwithstanding the foregoing, if Employee resigns the Employment or if the Employment terminates following expiration of this Agreement pursuant to a notice of termination by either party as provided in Section 1(a) and, within two years thereafter, Employee is precluded from accepting a bona fide offer of employment from a Competing Business (as hereafter defined) because of the application of Section 8 of this Agreement, then subject to Employee’s continued compliance with Sections 7, 8 and 10 below, Employer shall pay or provide, as applicable, to Employee, from the date of such offer until the end of the twenty-four (24) month period following the date of the

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termination of the Employment, one-half (1/2) of Employee’s most recent Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment.

(c)        Termination Without Cause. If the Employer terminates the Employment of Employee for any reason other than those reasons described in Sections 3(a) or (b), the Employment Period shall terminate, and no further compensation shall be payable to Employee other than (i) any earned but unpaid Base Salary through the date the Employment is terminated and (ii) the benefits, if any, due under any employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs. In addition, subject to Employee’s compliance with Sections 7 and 10 below, the Employer shall pay or provide, as applicable, to Employee during the period of eighteen (18) months from the date the Employment of Employee terminates (or if longer until the date of the Initial Termination Date or Successive Termination Date (as applicable)), (A) Employee’s then current Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment, and (B) the medical, dental and vision benefits to which Employee and Employee’s dependents would otherwise be entitled pursuant to Section 2(c) above had the Employment not terminated (except that no further contributions shall be made to or benefits accrued under any tax-qualified pension plan), but no other benefits.

5.          EXPENSE REIMBURSEMENT. Upon submission of properly documented expense account reports, the Employer shall reimburse Employee for all reasonable business travel and entertainment expenses incurred by Employee in the course of Employee’s performance of his duties under this Agreement in accordance with the Employer’s policy in effect from time to time.

6.          ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except that this Agreement and all of the provisions hereof may be assigned by the Employer to any successor to all or substantially all of its assets (by merger or otherwise) and may otherwise be assigned upon the prior written consent of Employee.

7.	CONFIDENTIAL INFORMATION.

(a)        Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of the Employment, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employer or its subsidiaries, in any manner whatsoever other than for the benefit of the Employer in the course of carrying out Employee’s duties hereunder, any Confidential Information (as hereinafter defined) of the Employer without the prior written consent of the Chief Executive Officer of the Employer or the Board.

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(b)        Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about the Employer or its respective businesses, products and practices, which information is not generally known in the industry in which the Employer is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from a source other than Employee, (ii) released in writing by the Employer to the public or to persons who are not under a similar obligation of confidentiality to the Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to the Employer, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by the Employer for the benefit of Employee.

(c)        Return of Property. Upon termination of the Employment, Employee will surrender to the Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employer, and all copies thereof, and all other property belonging to the Employer. Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of the Employer.

8.	AGREEMENT NOT TO COMPETE.

(a)       Employee agrees that for two (2) years following termination of the Employment, Employee shall promptly notify the Employer of the identity of Employee’s employer and the nature of such employment as well as the nature of any self-employment (including, due notice of any change in employer or in self-employment).

(b)       Employee agrees, to not, within two (2) years after the end of the Employment Period, directly or indirectly, in any geographic area in which the Employer is then conducting such business, (A) engage or enter into employment by, or into self-employment or gainful occupation as, (B) participate or make any financial investment in whether for his own account or for the account of any other person or entity or (C) render advisory services or otherwise assist in or be interested in any capacity to any Competing Business which is engaged in a business or proposed to be engaged in a business that, as of the termination of the Employment, Employee was involved in or Employee knew was being conducted or planned by the Employer, without the express written consent of the Board. As used herein, “Competing Business” means a business which is engaged directly or indirectly in the manufacture, sale or ether disposition of a product or service or has under development a product or service which is in direct competition with a product or service, whether existing or under development, of the Employer or any direct or indirect subsidiary of Employer.

(c)       The terms of Section 8(a) and 8(b) shall apply whether the termination of the Employment of Employee is voluntary or involuntary, except that it

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shall not apply following termination of the Employment by the Employer without Cause pursuant to Section 3(c).

(d)       The Employer agrees that within fifteen (15) business days after receiving identification of the prospective employer, the nature of the employment or self-employment pursuant to Section 3(d) or Section 8(a) above, the Employer will advise Employee in writing as to whether, in the Employer’s reasonable judgment, such employment constitutes a Competing Business as defined in Section 8(b) above.

9.          WAIVER OF AGREEMENT NOT TO COMPETE. The Employer, based on the facts revealed to it by Employee regarding Employee’s new employment, self-employment, or other involvement with a Competing Business, in its discretion, upon written notification to Employee, may at any time waive or elect not to enforce the provisions of Section 8(b), in which event the obligations of Section 8(b) above shall thereafter not apply and Employee may be engaged by, enter into the employment of or otherwise participate in the identified Competing Business, but only such identified Competing Business and only as described by the Employer in its written notification to Employee.

10.        AGREEMENT NOT TO SOLICIT EMPLOYEES. Employee agrees that, for a period of one (1) year following the end of the Employment Period, Employee shall not solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly, any person employed by, or any agent of, the Employer to terminate such employment or agency, as the case may be, with the Employer or its subsidiaries. In the event of violation hereof, the Employer may terminate any payments due to Employee under this Agreement.

11.        NO VIOLATION. Employee hereby represents and warrants to the Employer that the execution, delivery and performance of this Agreement or the passage of time, or both, will not conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

12.        EQUITABLE RELIEF. Employee acknowledges that the Employer does not have an adequate remedy at law in the event Employee violates the provisions of Sections 7, 8 or 10 and, therefore, Employee agrees that, in such event, the Employer shall be entitled to equitable relief including, but not limited to, injunctive relief.

13.        CAPTIONS. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

14.        NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, three days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employer:	International Wire Group, Inc.

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12 Masonic Avenue

Camden, New York 13316

Attn: Chief Executive Officer

Employee:	See Schedule A

15.        INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is held to be unreasonable as a matter of law, the parties agree that the maximum reasonable period, scope or geographical area permitted by law should then be substituted for the stated period, scope or area. However, if no such reformation is possible, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

16.        ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, including, without limitation, the Prior Agreement, which is fully replaced hereby. This Agreement may be amended, in whole or in part only, by an instrument in writing setting forth the particulars of such amendment which is duly executed by Employee and an officer of the Employer who is expressly authorized by the Compensation Committee and/or Board to do so.

17.        WAIVER. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

18.        COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

19.        COMPLIANCE WITH SECTION 409A OF THE CODE. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of termination of the Employment with the Employer, Employee is a “specified employee” within the meaning of Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of the termination of the Employment is necessary to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer may defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employer) until the first business day that is six (6) months following termination of the Employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other

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benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Employer may take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code. The Employer shall consult with Employee in good faith regarding the implementation of this Section 19; provided that neither the Employer nor any of its employees or representatives shall have any liability to Employee with respect thereto.

20.        GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Missouri, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

21.        CONFIDENTIAL ARBITRATION OF DISPUTES. Except as otherwise provided in Section 12 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof or arising out of the Employment or the termination of the Employment (including any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be resolved under binding confidential arbitration, under the auspices of the American Arbitration Association (“AAA”) in New York, New York, before three neutral and independent arbitrators licensed to practice law and in accordance with the Commercial Rules of the AAA. However, except as provided in Section 12, all disputes between the Employer and Employee shall be arbitrated. Any award rendered in any arbitration shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. This Section 22 shall be specifically enforceable.

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             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EMPLOYEE:

/s/ Glenn J. Holler

Glenn J. Holler

EMPLOYERS:

International Wire Group, Inc. By: /s/ Rodney D. Kent Name: Rodney D. Kent Title: Chief Executive Officer	Wire Technologies, Inc. By: /s/ Rodney D. Kent Name: Rodney D. Kent Title: Chief Executive Officer

Omega Wire, Inc. By: /s/ Rodney D. Kent Name: Rodney D. Kent Title: Chief Executive Officer	IWG Resources LLC By: /s/ Rodney D. Kent Name: Rodney D. Kent Title: Chief Executive Officer

IWG High Performance Conductors By: /s/ Rodney D. Kent Name: Rodney D. Kent Title: Chief Executive Officer	Italtrecce-Societa Italian Trecce Affini S.r.l. By: /s/ Emanuele Carabelli Name: Emanuele Carabelli Title: Managing Director

International Wire SAS By: /s/ Emanuele Carabelli Name: Emanuele Carabelli Title: President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT OF GLENN J. HOLLER